Exhibit 24(f)2

Ten Peachtree Place NE Atlanta, GA 30309 404 584 4000 tel

January 14, 2021

Myra C. Bierria and Melissa K. Caen:

    As an officer of Southern Company Gas, I hereby make, constitute, and appoint you my true and lawful Attorney in my name, place, and stead, to sign and cause to be filed with the Securities and Exchange Commission (1) the Company's Annual Report on Form 10-K for the year ended December 31, 2020, (2) the Company's Quarterly Reports on Form 10-Q during 2021 and (3) any necessary or appropriate amendment or amendments to any such reports, to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

Yours very truly,

/s/David P. Poroch

David P. Poroch
Executive Vice President, Chief Financial Officer,
Chief Risk Officer and Treasurer